February 2008

Forward Looking Statement: This Summary includes certain statements, estimates and projections provided by the Company with respect to its anticipated future performance. Such statements, estimates and projections reflect significant assumptions and subjective judgments by the Company’s Management concerning anticipated results. These assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. These statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions.

Platform Background

•	Platform originally developed by Allergan (NYSE.AGN) and Ligand Pharmaceuticals, represents years of work by world-class researchers who have joined the NuRx scientific team
•	NuRx opportunity created with Allergan’s refocus of company to cosmeceuticals / dermatology
•	Vitae Pharmaceuticals licensed technology from Allergan and Ligand in 2004s
•	NuRx licensed technology from Vitae for up front payment of $2.1 million and 5% of Company and on-going payment of royalties of no more than 12%

Highlights

•	Unique opportunity for NuRx
-	Heavy lifting for development already performed by Allergan and Ligand with investment of years of work by world-class researchers who have joined the NuRx scientific team
-	Largest concentration of retinoid and rexinoid compounds in the world
ú	Over 230 patents with an additional 80 pending and nearly 6,000 different compounds
-	Enormous time savings created as many compounds are already produced in pill form to start clinical trials (GMP mfg)
•	Executive management team possesses the experience to bring the drugs to market
-	Original development team came to NuRx with transaction, compounds represent the teams life work
-	Extensive experience in drug approval process, Dr. Gill previously served on FDA approval board
-	Capable of communicating with Wall Street
•	Structured to take advantage of paradigm shift in drug development environment
-	Clinical trials performed in both US and offshore, providing expertise at a reduced cost
-	Contract manufacturing outsourced to capitalize on efficiencies
-	Compounds already GMP manufactured

•	Market Opportunity
-	American Cancer Society estimates in the US: 1.4 million cancer diagnoses in 2007 and one in four deaths due to cancer

-	Based on American Cancer Society information, Company estimates:

Compound	Potential Market	Current Treatment
NRX5183
APL indications
•  1,500 newly diagnosed patients (US) per year
•  Market size - Replace existing therapy: approx. $100mm / yr

Leukemia (AML)
•  15,000 New Cases (USA) per year (frontline and combination therapy)
•  Market size - approx $1bn
• ATRA - Vesanoid - $25mm in sales (2006) - Tretinoin • ATO - Trisenox - $50mm in sales • Chemotherapy • Mylotar (CD33 antibody toxin) • Bone marrow transplant
NRX4204	Lung and breast cancer indications • Lung - 15% of new cancer cases • Breast - 26% of new female cases (#1) • Market size - approx $30 bn	• Avastin - $2.6 bn in sales (2007) • Herceptin - $1.3 bn in sales • Chemotherapy
NRX4310	Chemotherapy and radiation induced neutropenia • Market size - estimated at $5.0 bn • Expected to grow 20% annually with increase utilization of chemo	• Neupogen • Neulasta • Both from Amgen. Have majority of market with combined sales of $4.0bn (2006)

Pipeline

•	Initially focus on 3 compounds / clinical programs based on speed to market, market size and current unmet needs

Compound	Indications	Status
NRX5183	Acute Leukemia (APL and AML)	• Phase I complete • Phase II in Acute Promylocytic leukemia ongoing (IND approved by FDA, Feb 2008) • Phase III beginning of 2009
NRX4204	Lung and breast cancer	• Phase I starting Jan 08 (IND approved by FDA, Oct 2007) • Phase II end of 2008
NRX4310	Reduce toxicity of chemotherapy	• Completed preclinical anticipated • Anticipated IND filing 08 and beginning Phase I in 08

Management Team

Dr. Parkash Gill, Chairman of the Scientific Board and oversees the NuRx clinical development program
•	Internationally recognized authority in cancer and vascular biology, identification and development of therapeutics with application in cancer, diabetic retinopathy, and macular degeneration
•	Played a pivotal role in development of three marketed drugs including Taxol® Paxene® and DaunoXome®
•	Served on FDA Advisory Committees
•
Professor of Medicine (Hematology, Oncology and Pathology) at the Keck School of Medicine of the University of Southern California since July 1999 and has held an endowed chair in Cancer Therapeutic at the same institution since July 2005

Dr. Harin Padma-Nathan, President and Chief Executive Officer
•	20 years of experience in clinical research, drug development, and regulatory experience
•	Professor of Clinical Urology at the Keck School of Medicine of the University of Southern California and Medical Director of The Male Clinic
•	Chief Scientific Officer at Insyght Interactive, a medical communications and marketing company
•	Involved in numerous clinical research studies and served as the principal investigator for Viagra and was a lead investigator for other therapies in the field of erectile dysfunction

Rosh Chandraratna, Chief Scientific Officer
•	Served 20 years in various R&D positions at Allergan, Inc., including Vice President, Retinoid Research, the original team that developed the NuRx compounds
•	Sole inventor of tazarotene (Tazorac, Avage) leading the team from inception through successful NDA and global regulatory filings
•	Inventor of five other drugs which are currently in human clinical trial or late preclinical development
•
Senior Vice President, R&D, at Vitae Pharmaceuticals, Inc. from May, 2004 until September, 2006, where he led research and development efforts in the cancer, cancer supportive care and dermatology areas, and brought 3 compounds into clinical development

Kurt Brendlinger, Chairman of the Board
•
Partner of Santa Monica Capital Partners, LLC, an entrepreneurial merchant bank, where he is responsible for corporate and business development and strategy, capital raising, and reviewing investment opportunities

•	Managing Director of Aaron Fleck & Associates, LLC, a registered investment advisor
•	Chief Executive Officer and President of Rainmakers, Inc., an internet marketing services company for the entertainment industry
•	Chief Financial Officer and director of Santa Monica Media Corporation (AMEX.MEJ), $100 million special purpose acquisition company (SPAC)
•	Secretary and a director of Pro Elite, Inc. (PELE.PK), a company that conducts a mixed martial arts business both live and on line

Drug Development Plan

Contact Information

Kurt Brendlinger Chairman of Board (310) 526-3225 kbrendlinger@smcapital.com	Dr. Harin Padma-Nathan President and Chief Executive Officer (949) 336-7111 hpn@insyght.com